Exhibit 4.3

AMENDMENT NO. 2 TO THE

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

WESTERN MIDSTREAM PARTNERS, LP

February 28, 2019

This Amendment No. 2 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Western Midstream Partners, LP, a Delaware limited partnership formerly known as Western Gas Equity Partners, LP (the “Partnership”), dated as of December 12, 2012, as previously amended by Amendment No. 1 thereto (the “Partnership Agreement”), is entered into effective as of February 28, 2019, by Western Midstream Holdings, LLC, a Delaware limited liability company formerly known as Western Gas Equity Holdings, LLC (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, on February 28, 2019, pursuant to that certain Contribution Agreement and Agreement and Plan of Merger, dated as of November 7, 2018 (the “Merger Agreement”), (i) Clarity Merger Sub, LLC, a wholly owned subsidiary of the Partnership, merged with and into the MLP and (ii) each of the MLP Common Units outstanding immediately prior to such merger (except for certain MLP Common Units held by the Partnership and its Subsidiaries, the General Partner, and Anadarko and its Subsidiaries) were converted into the right to receive 1.525 Common Units;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, all MLP Common Units outstanding (except for certain MLP Common Units held by the Partnership and its Subsidiaries, the General Partner, and Anadarko and its Subsidiaries) were converted into Common Units (the “Common Unit Exchange”);

WHEREAS, the consummation of the Common Unit Exchange renders aspects of the definition of “Special Committee” related to a director’s ownership interests in the MLP Group to no longer be applicable;

WHEREAS, this Amendment also reflects that, in connection with the closing of the transactions contemplated by the Merger Agreement, the Partnership changed its name to “Western Midstream Partners, LP” and the General Partner changed its name to “Western Midstream Holdings, LLC”;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, the General Partner has determined that this Amendment will not adversely affect the Limited Partners in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any Partner.

NOW, THEREFORE, it is hereby agreed as follows:

Section 1.    Amendments.

a.	The definition of “Special Committee” in Section 1.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“Special Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, including the MLP General Partner, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units or Derivative Instruments granted pursuant to one or more long-term incentive plans adopted by the General Partner, and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

b.    The first sentence of Section 2.2 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

The name of the Partnership is “Western Midstream Partners, LP.”

Additionally, all other references to “Western Gas Equity Partners, LP” in the Partnership Agreement are hereby deleted in their entirety and replaced with “Western Midstream Partners, LP.”

Section 2.    Ratification of Partnership Agreement. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.

Section 3.    Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, with all rights and remedies being governed by such laws without regard to the principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.

GENERAL PARTNER:

Western Midstream Holdings, LLC

By:	/s/ Robin H. Fielder
Name:	Robin H. Fielder
Title:	President and Chief Executive Officer

SIGNATURE PAGE

AMENDMENT NO. 2 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

WESTERN MIDSTREAM PARTNERS, LP